EXHIBIT 10.22

(Letter Agreement between Xilinx, Inc.
and Kris Chellam)

February 26, 2007

Kris Chellam

Dear Kris,

I am writing to document our discussions regarding your transition from Xilinx (“Xilinx” or “the Company”).

This letter sets forth the negotiated offer of special severance and other benefits in exchange for the consideration described below. The terms of our offer, which will constitute an agreement upon your acceptance (the “Agreement”), are as follows:

1.	Contingent on the execution of this Agreement, and your not revoking this Agreement, your employment will end on February 28, 2007 (“Separation Date”)

2.	On the Separation Date, you will receive the following even if you do not execute this Agreement:

Final Pay Check: You will be paid for all your earned and unpaid salary, together with any accrued and unused vacation pay through the Separation Date, less applicable deductions and applicable withholdings. You will also be reimbursed for any amount you have contributed to your Employee Stock Purchase Plan.

Health Benefits: Your medical, dental, vision and/or Employee Assistance Program (EAP) coverage will continue through the Separation Date.

Retirement Benefits: As an elected officer of at least 55 years of age and 5 years of service as an elected vice president, you are eligible to receive the retirement benefits described in our Proxy. There are two components: a) accelerated vesting by one year of options that are unvested as of the Separation Date; b) medical and dental coverage for you and your spouse until you reach the age of 65 or you become eligible for another plan, whichever is earlier. You will remain responsible for your portion of the insurance premiums for this extended coverage. Failure to pay will result in a loss of coverage.

Stock Options: As described above, you will receive accelerated vesting of one year as of the Separation Date. All unvested options beyond one year will expire as of the Separation Date. Unless you accept this Agreement, which has an extended exercise period as one of the contingent severance benefits, you will have thirty (30) or ninety (90) days after your Separation Date in which to exercise vested options, depending

Kris Chellam
February 26, 2007

upon the plan under which your options were granted. Please contact Stock Administration at Xilinx to determine how many vested options you will hold as of the Separation Date (including the acceleration) and confirm the exercise period(s) for such options. You are responsible for determining how many days you have after the Separation Date to exercise your outstanding stock options. If you fail to exercise within that time period, the options will expire and no longer be exercisable.

You agree that if you choose not to execute this Agreement, the only benefits and monetary amounts you are entitled to upon separation of your employment are set forth above.

3.	Separation Payment: Contingent upon your executing and not revoking this Agreement and your executing and not revoking at the termination of your employment from Xilinx the Supplemental Release attached as Exhibit A, Xilinx will pay to you the sum of $48,100 less applicable deductions and withholdings after the six month anniversary of your Separation Date.

4.	Consulting Period: Contingent upon your executing and not revoking this Agreement and your executing and not revoking at the termination of your employment from Xilinx the Supplemental Release attached as Exhibit A, Xilinx will retain you as a consultant from March 1, 2007 through December 31, 2007, (“Consulting Period”). The scope of Services you will provide during the Consulting Period are described on Exhibit B, which may be amended from time to time by mutual agreement. During the Consulting Period, you will be paid at the rate of $250 per hour. During the Consulting Period, you will invoice Xilinx on a monthly basis. All payments made to you during the Consulting Period will be reported to the taxing authorities on a Form 1099, and you will be responsible for paying all taxes due on these payments. Xilinx will reimburse you for all reasonable and necessary expenses, provided such expenses are approved in writing in advance. As set forth above, all employee benefits will cease as of your Separation Date and you therefore will not be entitled to any Xilinx employee benefits during the Consulting Period. Vesting on previously granted Xilinx employee stock options will have ceased as of February 28, 2007 – upon your termination as an employee – and all unvested options as of that time will expire. However, you will have until December 31, 2007 to exercise previously granted and vested employee stock options as set forth above.

5.	Return of Property: On your Separation Date, you agree to return all property owned by Xilinx, including all credit cards furnished to you and all originals and copies of the following, whether in your possession or previously removed by you from the company’s premises and still existing, and whether recorded on paper, computer disk, other computer-readable form, or any other medium: all company equipment, correspondence, books, letters, records, financial data, personnel information, database information and other materials and writings owned by the company or used by it in connection with the conduct of its business, excluding only company property needed to perform above consulting duties for the company, which you will return at the end of the Consulting Period.

6.	No claims: You represent that you have reported to Xilinx all work-related injuries, if any, that you have suffered or sustained during your employment with the company. You have also submitted all expenses.

Kris Chellam
February 26, 2007

7.	Release: As consideration for Xilinx’s obligations under this Agreement (other than the obligations to which you are legally entitled), you hereby release Xilinx and its predecessor, subsidiary, affiliated and successor corporations and business entities, past, present and future, and its and their partners, directors, officers, shareholders, employees, and agents, past, present and future, and their assigns from any and all claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, promises, agreements, controversies, damages and expenses arising out of facts which occurred prior to the execution of this Agreement, including but not limited to any claims arising from or in connection with your employment relationship with the company and the severance of that relationship and including claims arising from any alleged violation of any federal, state, or local statutes, ordinances or common law (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, and the California Labor Code).

The only claims that are not being waived and released by you are claims you may have for:

     a. unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

     b. continuation of existing participation in Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state counterpart law;

     c. any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA;”

     d. stock and/or vested option shares pursuant to the written terms and conditions of your existing stock option grants and agreements, existing as of the Separation Date;

     e. violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

     f. any wrongful act or omission occurring after the date you sign this Agreement;

     g. the right to file a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, you understand that, because you are waiving and releasing all claims for monetary damages and any other form of personal relief, you may only seek and receive non-personal forms of relief through any such claim; and

     h. the right to challenge the validity of this release.

     i. any right to indemnification.

Kris Chellam
February 26, 2007

8.	Release of Unknown Claims: For the purposes of implementing a full and complete release and discharge of claims, you expressly waive any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

9.	Confidentiality: You will not disclose to any person, including, but not limited to, any former, current, or prospective employee of Xilinx, its affiliates, and its subsidiaries, the fact that this offer has been made or the existence or terms of the Agreement; provided, however, disclosure may occur to your attorney, spouse, financial adviser and others on a need-to-know basis, and you may disclose such aspects of the Agreement as may be required to be disclosed by court order, by the proper inquiry of a State or Federal governmental agency, by a subpoena to testify issued by a court of competent jurisdiction or as needed to enforce or challenge the terms of this Agreement, in any of which events, you agree to respond truthfully to all questions asked. Other than mandated by court order, you agree that you will not make any statements that would disparage Xilinx.

10.	Proprietary Rights and Inventions Agreement: You acknowledge and understand that, even if you do not sign this Agreement, you are still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by you in connection with your employment with the Company, or with a predecessor or successor of the Company, pursuant to the terms of such agreement(s). A copy of this Agreement is attached as Exhibit C

11.	No Admission: Neither the fact that this offer was made or Agreement entered, nor any provision of this Agreement shall be construed as an admission of any wrongdoing of any kind by Xilinx or you.

12.	Review and revocation:

(i)	You may accept this offer by signing it below no later than 21 days from the day you receive it and returning the signed and dated acceptance to the Company no later than the close of business on the 21st day after the date that you receive this offer.

(ii)	You may revoke your acceptance of this offer within seven days after the date on which you sign this letter (the “Revocation Period”). To be effective, your revocation must be in writing, signed and dated no later than seven days from the date on which you signed and dated your acceptance of this offer, and your written revocation must be received by Shelly Begun 2100 Logic Drive, San Jose, CA 95124 by close of business on the seventh day after the date on which you signed and dated the acceptance of this offer. This Agreement will not be effective or enforceable unless and until the Revocation Period has expired without your having exercised your right of revocation.

Kris Chellam
February 26, 2007

13.	Severability: If any provision of this Agreement is declared or determined by any court to be illegal or invalid, validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.	Legal Counsel: You acknowledge that you are fully aware of your right to discuss any and all aspects of this matter with an attorney of your choice, that the Company has advised you to consult an attorney prior to executing this Agreement, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

15.	Merger and Integration: This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

16.	Choice of Law: This Agreement shall be construed and enforced in accordance with the laws of the State of California.

17.	Binding Arbitration: Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof between you and company will be submitted to and settled by final and binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association under its California Employment Dispute Resolution Rules then in effect or by rules mutually agreed upon in writing by the Parties. Xilinx shall pay all arbitration fees and costs incurred by reason of such arbitration, but not attorneys’ fees unless awarded by the arbitrator. The Parties further understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

Sincerely,
/s/ Shelly Begun

Shelly Begun
VP, World Wide Human Resources
Xilinx, Inc.

Kris Chellam
February 26, 2007

ACKNOWLEDGEMENT AND AGREEMENT

I expressly acknowledge that I enter this Agreement knowingly and voluntarily, without any coercion or duress, and that I have had an adequate opportunity to review this letter and to consult my attorney regarding it to the extent I wish to do so. I understand the contents of this letter, and I agree to all of its terms and conditions.

Date: 2/26/07

/s/ Kris Chellam

Kris Chellam

Kris Chellam
February 26, 2007

EXHIBIT A

SUPPLEMENTAL RELEASE

I, Kris Chellam, hereby affirm that:

I intend that the releases and waivers of Paragraphs 7 and 8 of the Agreement dated February, 28, 2007, shall be and continue to be effective.

I further represent that I have not filed any claims, charges or any other proceedings against Xilinx or released parties.

I understand that if I choose not to sign this Supplemental Release, Xilinx is not obligated to provide me with the additional consideration as set forth in paragraph 3 and 4 of the Agreement.

I understand and agree that I am not entitled to any further compensation, bonus or wages from Xilinx, excluding only those payments referenced in paragraph 2 the Agreement.

/s/ Kris Chellam	Date: 2/26/07
Kris Chellam

Kris Chellam
February 26, 2007

EXHIBIT B

STATEMENT OF WORK

Xilinx Business Contact: Jon Olson

Consultant: Kris Chellam

Scope of work:

Assisting Xilinx prepare for appeal of the tax court case. Projects directed to Consultant from Xilinx’s outside counsel that involve more than nominal amounts of time should first be cleared through Xilinx Business Contact.

1.	Review Department of Justice appellate briefs;

2.	Review draft appellate briefs from Fenwick & West;

3.	Participation in Fenwick & West and Xilinx strategy sessions; and

4.	Sit-in on oral arguments practice session(s)

Kris Chellam is expected to commit about 30 to 60 hours on an as needed basis plus an additional number of hours as needed to participate and attend oral arguments.

Assisting Xilinx on internal tax matters including disclosure, planning and/or tax management as directed by Xilinx Business Contact.

Xilinx Business Contact Approval:	/s/ Jon Olson
Signature

Jon Olson
Print Name

Kris Chellam Approval:	/s/ Kris Chellam
Signature

KRIS CHELLAM
Print Name

Kris Chellam
February 26, 2007

EXHIBIT C

XILINX PROPRIETARY RIGHTS AND INVENTIONS AGREEMENT

(Attachment Omitted)